EXHIBIT 23.B
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
      We hereby consent to the use in this Registration Statement on Form S-1 of El Paso Corporation of our report dated February 25, 2005 relating to the financial statements, financial statement schedules, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of Midland Cogeneration Venture L.P, which appears in the El Paso Corporation’s Registration Statement. We also consent to the references to us under the heading “Experts” in such Registration Statement.
/s/ PricewaterhouseCoopers LLP
Detroit, Michigan
May 5, 2005